Exhibit 99.1

NEWS RELEASE
For Immediate Release	CONTACT:
Tuesday, April 26, 2011	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com
AGCO REPORTS FIRST QUARTER RESULTS
Improvement in Western Europe Produces Record First Quarter Sales and Earnings per Share
Sales and Earnings Outlook Increased
     DULUTH, GA — April 26 — AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of $1.8 billion for the first quarter of 2011, an increase of 35.3% compared to net sales of $1.3 billion for the first quarter of 2010. Reported and adjusted net income per share were $0.81 for the first quarter of 2011. These results compare to reported net income per share of $0.10 and adjusted net income per share, which excludes restructuring and other infrequent expenses, of $0.12 for the first quarter of 2010. Excluding favorable currency translation impacts of 3.3%, net sales in the first quarter of 2011 increased 32.1% compared to the same period in 2010.
     “Robust farm economics are stimulating markets in Western Europe and sustaining market strength in North and South America,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “AGCO capitalized on strong industry demand and delivered record first quarter sales and earnings. We demonstrated operational execution by raising production significantly, growing sales over 30%, and expanding margins. Margin expansion in the first quarter was led by the Europe/Africa/Middle East (EAME) and North American regions. EAME operating margins rebounded to nearly 9% driven by the strong European market recovery and North American operating margins improved 600 basis points over a year ago. First quarter 2010 operating margins were exceptionally low in both regions due to weak market conditions and the adverse impacts of our inventory reduction efforts.”
     “Industry fundamentals improved over the last quarter, and our 2011 sales and earnings outlook has been increased,” continued Mr. Richenhagen. “We will maintain our focus on improving profitability during 2011, while our important investments in new product development and market expansion will accelerate in the coming quarters, limiting our margin improvement. In 2011, we expect to increase both our engineering efforts and capital expenditures as we work to meet Tier 4 final emission requirements, refresh and expand our product line, improve our factory productivity in Germany and make investments in China and Russia.”
     All four geographic segments reported sales growth in the first quarter of 2011 compared to the first quarter of 2010. AGCO’s EAME region reported a sales increase of approximately 50.7% in the first quarter of 2011 compared to the production-constrained first quarter of 2010,
CHALLENGER • FENDT • MASSEY FERGUSON • VALTRA

excluding favorable currency translation impacts. In the North American region, sales in the first quarter of 2011 improved 25.4% compared to the first quarter of 2010, excluding favorable currency translation impacts. Strong growth in tractors and combines highlighted the results. AGCO’s South American region reported a sales increase of 1.4% in the first quarter of 2011 compared to the first quarter of 2010, excluding favorable currency translation impacts. Stronger industry demand in Argentina and other South American markets offset sales declines in Brazil.
     Sales growth and improved gross margins contributed to higher income from operations for the first quarter of 2011 compared to the first quarter of 2010. Production increases in Europe and North America, and a richer product mix, partially offset by higher material costs, produced improved gross margins. The Company increased its investment in new product development in order to meet new emission standards, resulting in increased engineering expenses in the first quarter of 2011 compared to the same period last year.
Market Update
Industry Unit Retail Sales

	Tractors	Combines
	Change from	Change from
Quarter ended March 31, 2011	Prior Year Period	Prior Year Period
North America	+ 6%	+ 37%
South America	+2%	-1%
Western Europe	+18%	+22%
     North America
     In the first quarter of 2011, industry unit retail sales of tractors were up modestly compared to the same period in 2010, while industry retail sales of combines were up substantially. Higher commodity prices and the expectation of record farm income resulted in the strength in retail sales of tractors and combines. Improvement in the dairy and livestock sector contributed to higher industry unit retail sales of mid-range tractors and hay equipment, which both increased compared to 2010 levels.
     South America
     Industry unit retail sales of tractors and combines in the first quarter of 2011 were relatively flat compared to the high levels in the same period in 2010. Growth in Argentina and other South American markets offset industry sales declines in Brazil in the first quarter of 2011 compared to record levels in the first quarter of 2010. Industry unit retail sales in Brazil declined, but remained strong due to attractive farm economics and supportive government financing rates that have been extended through the end of 2011.
     Western Europe
     Industry demand in Western Europe increased sharply during the first quarter of 2011 compared to the prior year period. Higher commodity prices and the prospect for higher farm income contributed to the growth in the first quarter of 2011 compared to weak industry unit retail sales in the comparable prior year period. The tractor sales growth was strongest in Germany, Finland, Scandinavia and France.
     “The global demand for grain and protein is growing and inventories of grain have fallen to historically low levels on a stocks-to-use basis,” stated Mr. Richenhagen. “The elevated soft commodity prices, resulting from tight supply, are providing positive support for farm income and for our industry. In Western Europe, industry conditions continued to recover throughout the first quarter and are well above the weak levels that existed in early 2010. Farm fundamentals are healthy and market demand remains strong in North and South America. We expect these conditions to remain positive throughout 2011.”
Regional Results
AGCO Regional Net Sales (in millions)

	Three Months Ended March 31,
				% change from 2010
			% change	due to currency
	2011 (1)	2010 (1)	from 2010%	translation (1)
North America	$359.4	$282.9	+ 27.0%	+ 1.6%
South America	410.5	377.3	+ 8.8%	+ 7.4%
EAME	928.7	612.3	+ 51.7%	+ 1.0%
Rest of World	99.1	55.7	+ 77.9%	+ 8.3%

Total	$1,797.7	$1,328.2	+ 35.3%	+ 3.3%

(1)	See Footnotes for additional disclosure
     North America
     Favorable farm economics and strong industry demand produced growth of 25.4% in North American sales in the first quarter of 2011 compared to the production- constrained level in the first quarter of 2010, excluding the impact of favorable currency translation. The most significant increases were in combines, implements and hay equipment. Higher sales, the benefit of increased production, and expense control initiatives all contributed to growth in income from operations of $20.0 million for the first quarter of 2011 compared to the same period in 2010.
     South America
     AGCO’s sales in South America were relatively flat compared to the first quarter of 2010 on a constant currency basis. Sales increases in Argentina and other South American markets were offset by lower sales in Brazil. Income from operations decreased a $9.4 million in the first quarter of 2011 compared to the same period in 2010 due primarily to a less favorable geographic sales mix and higher engineering and product introduction expenses.

     EAME
     Strengthening market conditions and the improved outlook for farm income in Western Europe resulted in robust sales growth in the EAME region compared to exceptionally low sales levels in the first quarter of 2010. Sales in the first quarter of 2010 were negatively impacted by weak market conditions and inventory reduction efforts. AGCO experienced the largest increases in Germany, France and the United Kingdom. Income from operations increased by $86.4 million in the first quarter of 2011 compared to the same period in 2010. Higher sales and production levels and a richer mix of products contributed to the improvement.
     Rest of World
     Net sales in AGCO’s Rest of World segment increased by approximately 69.6% during the first quarter of 2011 compared to the prior year period, excluding the impact of currency translation. Growth in Eastern Europe and Russia compared to depressed 2010 levels produced most of the increase. Income from operations in the Rest of World region increased $4.6 million in the first quarter of 2011 compared to the same period in 2010.
Outlook
     Global industry sales are expected to grow in 2011 compared to 2010. Strong growth is expected in Western Europe and the CIS due to market recovery. Modest growth is projected for North America and healthy market conditions are expected to continue in South America.
     AGCO is targeting adjusted earnings per share in a range from $3.50 to $3.75 for the full year of 2011. Net sales are expected to range from $8.3 billion to $8.5 billion. Gross margin improvement is expected to be offset by increased engineering and market expansion expenditures.
* * * * *
     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, April 26, 2011. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Events” page in the “Company” section of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
* * * * *
Safe Harbor Statement
Statements that are not historical facts, including the projections of earnings per share, sales, market conditions, margin improvements, profitability, new product development and market expansion, factory productivity, investments in expanding markets, industry demand, general economic conditions, farm economics and productivity, pension costs, engineering efforts and capital expenditures, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2010. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•	The recent poor performance of the general economy may result in a decline in demand for our products. However, we are unable to predict with accuracy the amount or duration of this decline, and our forward-looking statements reflect merely our best estimates at the current time.

•	A majority of our sales and manufacturing take place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	Most retail sales of the products that we manufacture are financed, either by our retail finance joint ventures with Rabobank or by a bank or other private lender. During 2011, our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the ongoing economic downturn, financing for capital equipment purchases generally has become more difficult and expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•	Both AGCO and our retail finance joint ventures have substantial accounts receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•	We recently have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	We have significant pension obligations with respect to our employees, and our available cash flow may be adversely affected in the event that payments become due under any pension plans that are unfunded or underfunded. Declines in the market value of the securities used to fund these obligations result in increased pension expense in future periods.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact results of operations and cash flows.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•	We depend on suppliers for raw materials, components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•	We have a substantial amount of indebtedness, and as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
* * * * *
About AGCO
AGCO, Your Agriculture Company, (NYSE: AGCO) was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage, tillage equipment, implements, and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra®, and are distributed globally through 2,600 independent dealers and distributors, in more than 140 countries worldwide. AGCO provides retail financing through AGCO Finance. AGCO is headquartered in Duluth, Georgia, USA. In 2010, AGCO had net sales of $6.9 billion.
# # # # #
Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	March 31,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$314.3	$719.9
Accounts and notes receivable, net	1,023.3	908.5
Inventories, net	1,580.7	1,233.5
Deferred tax assets	58.4	52.6
Other current assets	241.3	206.5

Total current assets	3,218.0	3,121.0
Property, plant and equipment, net	1,048.5	924.8
Investment in affiliates	347.8	398.0
Deferred tax assets	38.2	58.0
Other assets	131.2	130.8
Intangible assets, net	231.0	171.6
Goodwill	721.0	632.7

Total assets	$5,735.7	$5,436.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$1.0	$0.1
Convertible senior subordinated notes	277.9	161.0
Securitization facilities	94.9	113.9
Accounts payable	773.8	682.6
Accrued expenses	897.2	883.1
Other current liabilities	63.7	72.2

Total current liabilities	2,108.5	1,912.9
Long-term debt, less current portion	290.7	443.0
Pensions and postretirement health care benefits	239.3	226.5
Deferred tax liabilities	122.6	103.9
Other noncurrent liabilities	103.0	91.4

Total liabilities	2,864.1	2,777.7

Temporary Equity:
Equity component of redeemable convertible senior subordinated notes	24.0	—

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.9	0.9
Additional paid-in capital	1,029.8	1,051.3
Retained earnings	1,818.3	1,738.3
Accumulated other comprehensive loss	(33.8)	(132.1)

Total AGCO Corporation stockholders’ equity	2,815.2	2,658.4

Noncontrolling interests	32.4	0.8

Total stockholders’ equity	2,847.6	2,659.2

Total liabilities, temporary equity and stockholders’ equity	$5,735.7	$5,436.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2011	2010
Net sales	$1,797.7	$1,328.2
Cost of goods sold	1,441.8	1,103.6

Gross profit	355.9	224.6

Selling, general and administrative expenses	184.7	157.0
Engineering expenses	57.9	52.1
Restructuring and other infrequent expenses	0.2	1.6
Amortization of intangibles	4.4	4.5

Income from operations	108.7	9.4

Interest expense, net	5.5	9.6
Other expense (income), net	2.3	(2.5)

Income before income taxes and equity in net earnings of affiliates	100.9	2.3

Income tax provision	30.7	3.8

Income (loss) before equity in net earnings of affiliates	70.2	(1.5)

Equity in net earnings of affiliates	11.4	11.5

Net income	81.6	10.0

Net (income) loss attributable to noncontrolling interests	(1.6)	0.1

Net income attributable to AGCO Corporation and subsidiaries	$80.0	$10.1

Net income per common share attributable to AGCO Corporation and subsidiaries:

Basic	$0.85	$0.11

Diluted	$0.81	$0.10

Weighted average number of common and common equivalent shares outstanding:
Basic	94.1	92.4

Diluted	98.3	96.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income	$81.6	$10.0

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	36.4	33.0
Deferred debt issuance cost amortization	0.4	0.7
Amortization of intangibles	4.4	4.5
Amortization of debt discount	2.0	4.0
Stock compensation	4.7	2.0
Equity in net earnings of affiliates, net of cash received	(7.7)	(8.5)
Deferred income tax benefit	(0.6)	(5.6)
Gain on sale of property, plant and equipment	(0.5)	(0.1)
Gain on remeasurement of previously held equity interest	(0.7)	—
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(17.5)	(29.8)
Inventories, net	(218.2)	(178.9)
Other current and noncurrent assets	(28.2)	(6.5)
Accounts payable	20.3	37.1
Accrued expenses	(21.0)	(74.7)
Other current and noncurrent liabilities	(22.8)	10.5

Total adjustments	(249.0)	(212.3)

Net cash used in operating activities	(167.4)	(202.3)

Cash flows from investing activities:
Purchases of property, plant and equipment	(36.8)	(24.1)
Proceeds from sale of property, plant and equipment	0.5	0.1
Purchase of businesses, net of cash acquired	(88.3)	—
Investments in consolidated affiliates, net of cash acquired	(25.0)	—
Investments in unconsolidated affiliates, net	(2.4)	—

Net cash used in investing activities	(152.0)	(24.0)

Cash flows from financing activities:
Conversion of convertible senior subordinated notes	(60.4)	—
Repayment of debt obligations, net	(30.9)	(2.1)
Payment of minimum tax withholdings on stock compensation	(2.0)	(8.8)

Net cash used in financing activities	(93.3)	(10.9)

Effect of exchange rate changes on cash and cash equivalents	7.1	(6.1)

Decrease in cash and cash equivalents	(405.6)	(243.3)
Cash and cash equivalents, beginning of period	719.9	651.4

Cash and cash equivalents, end of period	$314.3	$408.1

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1. STOCK COMPENSATION EXPENSE
     The Company recorded stock compensation expense as follows:

	Three Months Ended
	March 31,
	2011	2010
Cost of goods sold	$0.3	$0.1
Selling, general and administrative expenses	4.4	1.9

Total stock compensation expense	$4.7	$2.0

2. INDEBTEDNESS
     Indebtedness at March 31, 2011 and December 31, 2010 consisted of the following:

	March 31,	December 31,
	2011	2010
6⅞% Senior subordinated notes due 2014	$284.2	$267.7
1 3/4% Convertible senior subordinated notes due 2033	100.6	161.0
1 1/4% Convertible senior subordinated notes due 2036	177.3	175.2
Securitization facilities	94.9	113.9
Other long-term debt	7.5	0.2

	664.5	718.0
Less: Current portion of long-term debt	(1.0)	(0.1)
1 3/4% Convertible senior subordinated notes due 2033	(100.6)	(161.0)
1 1/4% Convertible senior subordinated notes due 2036	(177.3)	—
Securitization facilities	(94.9)	(113.9)

Total indebtedness, less current portion	$290.7	$443.0

     As of March 31, 2011 and December 31, 2010, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of the 1 3/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending March 31, 2011 and December 31, 2010, respectively, and, therefore, the Company classified the notes as a current liability. As of March 31, 2011, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of the 1 1/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending March 31, 2011, and, therefore, the Company classified the notes as a current liability. In accordance with Accounting Standards Update No. 2009-04, “Accounting for Redeemable Equity Instruments,” the Company also classified the equity component of the 1 1/4% convertible senior subordinated notes as “temporary equity.” The amount classified as “temporary equity” was measured as the excess of (i) the amount of cash that would be required to be paid upon conversion over (ii) the current carrying amount of the liability-classified component. As of March 31, 2011, the amount of principal cash required to be repaid upon conversion of the 1 3/4% convertible senior subordinated notes was equivalent to the carrying amount of the liability-classified component. Future classification of both series of notes between current and long-term debt and classification of the equity component of the 1 1/4% convertible senior subordinated notes as “temporary equity” is dependent on the closing sales price of the Company’s common stock during future quarters.

     During the first quarter of 2011, holders of the Company’s 1 3/4% convertible senior subordinated notes converted approximately $60.4 million of principal amount of the notes. The Company issued 1,568,995 shares associated with the $60.4 million excess conversion value of the notes. The Company reflected the repayment of the principal of the notes, totaling $60.4 million, within “Conversion of convertible senior subordinated notes” within the Company’s Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2011.
     The Company’s €200.0 million of 6⅞% senior subordinated notes due April 15, 2014, issued in April 2004, are unsecured obligations and are subordinated in right of payment to any existing or future senior indebtedness. Interest is payable on the notes semi-annually on April 15 and October 15 of each year. On April 1, 2011, the Company notified the holders of the notes that it would be redeeming the notes at a price of 101.146% of their principal amount on May 2, 2011, in accordance with the redemption provisions of the indenture agreement. The Company will fund the redemption of the notes with a new €200.0 million senior unsecured term loan with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”. The new term loan is due May 2, 2016 and bears interest at a fixed rate of 4.5%. The Company will record a loss of approximately $3.1 million associated with the premium paid to the holders of the notes and will record a write-off of approximately $1.2 million of unamortized deferred debt issuance costs associated with the redemption. Both of these amounts will be reflected within “interest expense, net” in the Company’s Condensed Consolidated Statements of Operations during the three months ended June 30, 2011.
3. INVENTORIES
     Inventories at March 31, 2011 and December 31, 2010 were as follows:

	March 31,	December 31,
	2011	2010
Finished goods	$612.7	$422.6
Repair and replacement parts	482.8	432.4
Work in process	132.1	90.2
Raw materials	353.1	288.3

Inventories, net	$1,580.7	$1,233.5

4. ACCOUNTS RECEIVABLE SALES AGREEMENTS AND SECURITIZATION FACILITIES
     At March 31, 2011, the Company’s accounts receivable securitization facilities in Europe had outstanding funding of approximately €66.8 million (or approximately $94.9 million). The Company recognized approximately $94.9 million of accounts receivable sold through its European securitization facilities within the Company’s Condensed Consolidated Balance Sheets as of March 31, 2011, with a corresponding liability equivalent to the funded balance of the facility.
     At March 31, 2011, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of substantially all of its wholesale interest-bearing and non-interest bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its 49% owned U.S. and Canadian retail finance joint ventures. As of March 31, 2011, net cash received from receivables sold under the U.S. and Canadian accounts receivable sales agreements was approximately $441.1 million.
     Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense (income), net” and “Interest expense, net” in the Company’s

Condensed Consolidated Statements of Operations, were approximately $3.6 million and $3.4 million during the three months ended March 31, 2011 and 2010, respectively.
     The Company’s AGCO Finance retail finance joint ventures in Europe, Brazil and Australia also provide wholesale financing to the Company’s dealers. The receivables associated with these arrangements are without recourse to the Company. As of March 31, 2011 and December 31, 2010, these retail finance joint ventures had approximately $209.2 million and $221.8 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.
5. EARNINGS PER SHARE
     The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three months ended March 31, 2011 and 2010 is as follows:

	Three Months Ended March 31,
	2011	2010
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$80.0	$10.1

Weighted average number of common shares outstanding	94.1	92.4

Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.85	$0.11

Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries for purposes of computing diluted net income per share	$80.0	$10.1

Weighted average number of common shares outstanding	94.1	92.4
Dilutive stock options, performance share awards and restricted stock awards	0.4	0.7
Weighted average assumed conversion of contingently convertible senior subordinated notes	3.8	3.1

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	98.3	96.2

Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.81	$0.10

6. SEGMENT REPORTING
     The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2011 and 2010 are as follows:

Three Months Ended	North	South	Europe/Africa/Middle
March 31,	America	America	East	Rest of World	Consolidated
2011
Net sales	$359.4	$410.5	$928.7	$99.1	$1,797.7
Income from operations	12.7	33.4	82.6	6.4	135.1

2010
Net sales	$282.9	$377.3	$612.3	$55.7	$1,328.2
(Loss) income from operations	(7.3)	42.8	(3.8)	1.8	33.5
     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended
	March 31,
	2011	2010
Segment income from operations	$135.1	$33.5
Corporate expenses	(17.4)	(16.1)
Stock compensation expense	(4.4)	(1.9)
Restructuring and other infrequent expenses	(0.2)	(1.6)
Amortization of intangibles	(4.4)	(4.5)

Consolidated income from operations	$108.7	$9.4

RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended March 31, 2011 and 2010:

	Three months ended March 31,
	2011			2010
	Income	Net	Earnings	Income	Net	Earnings
	From	Income(1)	Per	From	Income(1)	Per
	Operations		Share(1)	Operations		Share(1)
As adjusted	$108.9	$80.1	$0.81	$11.0	$11.3	$0.12
Restructuring and other infrequent expenses(2)	0.2	0.1	—	1.6	1.2	0.01

As reported	$108.7	$80.0	$0.81	$9.4	$10.1	$0.10

(1)	Net income and earnings per share amounts are after tax (rounding may impact the summation of certain line items).

(2)	The restructuring and other infrequent expenses recorded in the first three months ended March 31, 2011 primarily related to severance and other related costs associated with the Company’s rationalization of its operations in France. The restructuring and other infrequent expenses recorded in the first three months ended March 31, 2010 primarily related to severance and other related costs associated with the Company’s rationalization of its operations in Denmark, Finland and the United Kingdom.
     This earnings release discloses the percentage change in regional net sales due to currency translation. The following is a reconciliation of net sales for the three months ended March 31, 2011 at actual exchange rates compared to 2010 adjusted exchange rates (in millions):

	Three Months Ended
	March 31,
			% change from
		2011 at	2010 due to
	2011 at Actual	Adjusted	currency
	Exchange Rates	Exchange Rates(1)	translation
North America	$359.4	$354.9	1.6%
South America	410.5	382.5	7.4%
EAME	928.7	922.3	1.0%
Rest of World	99.1	94.5	8.3%

Total	$1,797.7	$1,754.2	3.3%

(1)	Adjusted exchange rates are 2010 exchange rates.